Exhibit 4.01
FOURTH AMENDMENT TO NOTE PURCHASE
AND PRIVATE SHELF AGREEMENT
THIS FOURTH AMENDMENT TO NOTE PURCHASE AND PRIVATE SHELF AGREEMENT (this “Amendment”), is made and entered into as of December 18, 2009, by and among Stanley Furniture Company, Inc. (the “Company”), The Prudential Insurance Company of America (“Prudential”) and the other holders of Notes (as defined in the Note Agreement defined below) that are signatories hereto (Prudential and such holders of Notes, together with their successors and assigns, the “Noteholders”).
W I T N E S S E T H:
WHEREAS, the Company and the Noteholders are parties to that certain Amended and Restated Note Purchase and Private Shelf Agreement dated January 26, 2007, as amended by that certain Amendment to Note Purchase and Private Shelf Agreement, dated as of October 12, 2007, and as amended by that certain Second Amendment to Note Purchase and Private Shelf Agreement, dated as of December 30, 2008, and as amended by that certain Third Amendment to Note Purchase and Private Shelf Agreement, dated as of January 23, 2009 (as amended, restated, supplemented or otherwise modified from time to time the “Note Agreement”); capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Note Agreement; and
WHEREAS, the Company has requested that the Noteholders amend certain provisions of the Note Agreement, and subject to the terms and conditions hereof, the Noteholders are willing to do so;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Company and the Noteholders agree that the Note Agreement is amended as follows:
1. Amendments.
(a) Section 2 of the Note Agreement is hereby amended by adding the following as Section 2C:
2C. Increase in Interest Rate. The per annum stated interest rate on the outstanding Series AA Notes shall automatically be increased to 8.23% per annum, and the per annum stated interest rate on the outstanding 2001 Notes shall automatically be increased to 8.44% per annum, in each case commencing on January 1, 2010 and continuing thereafter until the date on which Company has delivered to the holders of the Notes an Officer’s Certificate for any fiscal quarter of the Company ending after January 1, 2010 (i) demonstrating that the ratio of Consolidated Debt as of the last day of such fiscal quarter to Consolidated EBITDA for the four fiscal quarter period ending on such day does not exceed 2.75:1.00 and (ii) certifying that no Default or Event of Default has occurred, at which time the per annum stated interest rate on the outstanding Notes of each Series of Notes shall automatically decrease to the interest rate in effect on December 31, 2009.
(b) Section 5 of the Note Agreement is hereby amended by adding the following section 5K:
5K. Cash Balance. The Company covenants that at all times during the period commencing December 18, 2009 through and including April 3, 2011, it shall maintain unrestricted cash on hand of at least $25,000,000.
(c) Subsection 6A(i) of the Note Agreement is hereby amended by replacing such subsection in its entirety with the following:
(i) Consolidated Operating Income to be less than 200% of Consolidated Fixed Charges; provided, however, that this subsection 6A(i) shall not apply at any time during fiscal years 2009 and 2010; or
(d) Subsection 6A(iv) of the Note Agreement is hereby amended by replacing such subsection in its entirety with the following:
(iv) the ratio of Consolidated Debt to Consolidated EBITDA to exceed 2.75:1.00; provided, however, that this subsection 6A(iv) shall not apply at any time during fiscal years 2009 and 2010.
(e) Section 6B of the Note Agreement is hereby amended by replacing such section in its entirety with the following:
6B. Minimum Earnings. The Company covenants that it will not permit Consolidated EBIT (i) for the fiscal quarter period ending April 3, 2010 multiplied by 4, (ii) for the two fiscal quarter period ending on July 3, 2010, multiplied by 2, (iii) for the three fiscal quarter period ending on October 2, 2010, multiplied by 4/3 or (iv) for the four fiscal quarter period ending on December 31, 2010, in each case to be less than ($15,000,000).

(f) Section 6C(2) of the Note Agreement is hereby amended by replacing such section in its entirety with the following:
6C(2). Debt. Create, incur, assume or suffer to exist any Debt, except:
(i) Debt of any Subsidiary to the Company or any Wholly-Owned Subsidiary;
(ii) other Debt of Subsidiaries permitted under paragraph 6A; and
(iii) other Debt of the Company (other than Debt owed to a Subsidiary) if after giving effect thereto, the Company is in compliance with the provisions of paragraph 6A.
Provided, however, that from and after December 18, 2009, until the Company has delivered to the holders of the Notes an Officer’s Certificate for any fiscal quarter of the Company ending after January 1, 2010 (x) demonstrating that the ratio of Consolidated Debt as of the last day of such fiscal quarter to Consolidated EBITDA for the four fiscal quarter period ending on such day does not exceed 2.75:1.00 and (y) certifying that no Default or Event of Default has occurred, neither the Company nor any of its Subsidiaries shall incur or permit to exist any Debt under clause (ii) or (iii) above (other than letters of credit issued in the ordinary course of business of the Company under its line of credit with Branch Banking & Trust in an aggregate amount not to exceed $4,000,000).
(g) Section 10A of the Note Agreement is amended by replacing the definitions “Remaining Scheduled Payments” and of “Yield-Maintenance Amount” in their entirety with the following:
“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, but assuming for purposes of this definition of Remaining Scheduled Payments that the stated interest rate on the outstanding Series AA Notes is 6.73%, and that the stated interest rate on the outstanding 2001 Notes is 6.94%.

“Yield-Maintenance Amount” shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal, but assuming for purposes of this definition of Yield-Maintenance Amount that the stated interest rate on the outstanding Series AA Notes is 6.73% and that the stated interest rate on the outstanding 2001 Notes is 6.94%. The Yield-Maintenance Amount shall in no event be less than zero.
(h) Section 10B of the Note Agreement is hereby amended by replacing the definitions of “Consolidated EBIT” and “Consolidated Interest Charges” in their entirety with the following:
“Consolidated EBIT” shall mean, for any applicable period, for the Company and its Subsidiaries on a Consolidated basis, Consolidated Net Earnings, or Consolidated Net Loss, as the case may be, for such period, plus, to the extent deducted in calculating such Consolidated Net Earnings or Consolidated Net Loss, taxes and the Consolidated Interest Charges.
“Consolidated Interest Charges” shall mean, for any applicable period, for the Company and its Subsidiaries on a Consolidated basis, all interest expense (as determined in accordance with generally accepted accounting principles) on all Debt (including Capitalized Lease Obligations) net of interest income.
(i) Section 10C of the Note Agreement is hereby amended by adding the following sentence at the end of such Section:
For purposes of determining compliance with the financial covenants contained in this Agreement, including without limitation those set forth in Paragraph 6, any election by the Company to measure an item of Debt using fair value (as permitted by Statement of Financial Accounting Standards No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
(j) Each of Exhibit A and Exhibit B to the Note Agreement is amended by adding the following sentence at the end of the first paragraph of each such Exhibit:
Additional interest hereon may also be required pursuant to Paragraph 2(C) of the Agreement (as defined below).

(k) Each of the Notes is hereby, without further action required on the part of any other Person, deemed to be automatically amended as of the date hereof by adding the following sentence at the end of the first paragraph of each Note:
Additional interest hereon may also be required pursuant to Paragraph 2(C) of the Agreement (as defined below).
The Company agrees to execute replacement Notes evidencing the foregoing amendment promptly on request of the Noteholders.
2. Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment, it is understood and agreed that this Amendment shall not become effective until (i) this Amendment shall have been duly executed and delivered by the Company and each Noteholder and (ii) the Noteholders have received reimbursement of, or evidence of the direct payment of, the reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Noteholders incurred in connection with this Amendment.
3. Representations and Warranties. To induce the Noteholders to enter into this Amendment, the Company hereby represents and warrants to the Noteholders that:
(a) The execution, delivery and performance by the Company of this Amendment (i) are within the Company’s power and authority; (ii) have been duly authorized by all necessary corporate and shareholder action; (iii) are not in contravention of any provision of the Company’s certificate of incorporation or bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any governmental authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary or any of their respective property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of the Company or any of its Subsidiaries; and (vii) do not require the consent or approval of any governmental authority or any other person;
(b) This Amendment has been duly executed and delivered for the benefit of or on behalf of the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and
(c) After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing as of the date hereof.
4. Effect of Amendment. Except as set forth expressly herein, all terms of the Note Agreement, as amended hereby, shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Company to the Noteholders. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Noteholders under the Note Agreement, nor constitute a waiver of any provision of the Note Agreement.

5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.
6. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Note Agreement or an accord and satisfaction in regard thereto.
7. Costs and Expenses. The Company agrees to pay on demand all costs and expenses of the Noteholders in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Noteholders with respect thereto.
8. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.
9. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.
10. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.
[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY: STANLEY FURNITURE COMPANY, INC.
By:	/s/ Douglas I. Payne
	Name:	Douglas I. Payne
	Title:	Executive Vice President — Finance and Administration
[SIGNATURE PAGE TO FOURTH AMENDMENT
TO NOTE PURCHASE AND PRIVATE SHELF AGREEMENT]

2001 NOTEHOLDERS: THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
By:	/s/ Jay S. White
Vice President

HARTFORD LIFE INSURANCE COMPANY
By:	Prudential Private Placement Investors, L.P.
(as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

	By:	/s/ Jay S. White
Vice President

MEDICA HEALTH PLANS
By:	Prudential Private Placement Investors, L.P.
(as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

	By:	/s/ Jay S. White
Vice President

2007 NOTEHOLDERS: THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Jay S. White
Vice President

MUTUAL OF OMAHA INSURANCE COMPANY
By:	Prudential Private Placement Investors, L.P.
(as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

	By:	/s/ Jay S. White
Vice President

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

By:	/s/ Jay S. White
Assistant Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY
By:	Prudential Investment Management, Inc.,
as investment manager

	By:	/s/ Jay S. White
Vice President